FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-250159
January 13, 2021

Nordic Investment Bank

USD 1,250,000,000 0.500% Global Notes due January 21, 2026 (the “Notes”)

Final Term Sheet

Final Terms and Conditions as of January 13, 2021

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by S&P Global Ratings Europe Limited
Size:	USD 1,250,000,000 SEC Registered Global
Coupon:	0.500% per annum, on a semi-annual basis
Interest Payment Dates:	January 21 and July 21 in each year, starting on July 21, 2021 up to and including the Maturity Date.
Maturity Date:	January 21, 2026
Settlement Date:	January 21, 2021
Public Offering Price:	99.577%
Benchmark:	UST0.375% due December 31, 2025
Benchmark Yield:	0.480%
Managers:	Barclays Bank Ireland PLC, HSBC Bank plc, J.P. Morgan AG and Nomura International plc
Denominations:	USD 200,000 and integral multiples of USD 1,000 thereafter
CUSIP / ISIN:	65562QBQ7 / US65562QBQ73

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

https://www.sec.gov/Archives/edgar/data/357024/000114036120024038/0001140361-20-024038-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036120024032/0001140361-20-024032-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036120019255/0001140361-20-019255-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000114036120015857/0001140361-20-015857-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520127721/0001193125-20-127721-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520296604/0001193125-20-296604-index.htm

https://www.sec.gov/Archives/edgar/data/357024/000119312520321327/0001193125-20-321327-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Bank Ireland PLC, at +1-888-603-5847, HSBC Bank plc, at +1-866-811-8049, JP Morgan AG, at emea_syndicate@jpmorgan.com, and Nomura International plc, at +44-20-7103-5652.

MiFID II professionals/ECPs-only – Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels).

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.